UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event Reported): September 17, 2020
COLONY BANKCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Georgia	000-12436	58-1492391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

115 South Grant Street, Fitzgerald, Georgia 31750
(Address of Principal Executive Offices) (Zip Code)
(229) 426-6000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $1.00 per share	CBAN	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On and effective as of September 17, 2020, the Board of Directors (the “Board”) of Colony Bankcorp, Inc. (the “Company”) amended and restated the Company’s Amended and Restated Bylaws (the “Amended Bylaws”) to adopt certain updates to the Company’s bylaws. The Amended Bylaws implement the following changes:
Shareholder Meeting Matters

•The Amended Bylaws provide that the annual meeting of shareholders of the Company shall take place within six months of the end of the Company’s fiscal year. The previous bylaws provided that the annual meeting of shareholders would take place on the fourth Tuesday in May of each year.
•The Amended Bylaws provide that a special meeting of the shareholders shall be called upon the written request of the holders of an aggregate of forty-five percent (45%) or more of all of the outstanding shares of capital stock of the Company entitled to vote in the election of directors. The previous bylaws required the Company to call a special meeting of shareholders upon the written request of an aggregate of twenty-five percent (25%) or more of all of the outstanding shares of capital stock of the Company entitled to vote in the election of directors.
•The Amended Bylaws require that notice of a shareholders’ meeting must be provided not less than ten (10) days or more than sixty (60) days prior to the shareholders meeting. The previous bylaws required notice of not less than twenty (20) days nor more than fifty (50) days.
•The Amended Bylaws provide that proposals submitted by shareholders may only be considered at an annual meeting of the shareholders if such proposal is properly submitted in accordance with the procedures set forth in the Amended Bylaws. The previous bylaws did not contain specific requirements for shareholder proposals.
•In addition to the advance notice requirements described above, the Amended Bylaws require that shareholder nominates be submitted to the Company in writing prior to the shareholder meeting in accordance with the procedures set forth in the Amended Bylaws. The previous bylaws did not address such requirements.
•The Amended Bylaws permit the Board of Directors to adopt procedures for shareholder meetings to be held via remote communication. The previous bylaws did not address shareholder meetings by remote communication.

Board of Directors Matters

•The Amended Bylaws require that, in order to be elected to the Board of Directors, director nominees nominated by a shareholder must execute an agreement satisfactory to the Board of Directors pursuant to which such nominee agrees to serve as a director if elected and agrees to comply with the Company’s Code of Ethics and other corporate governance policies and guidelines applicable to directors. The previous bylaws did not contain a similar provision.
•The Amended Bylaws provide for directors to be elected by a majority of votes cast at a meeting where a quorum is present; provided, however, in the event of a contested election for a director seat, such director shall be elected by a plurality of votes received rather than a majority of votes cast. The previous bylaws provided for directors to be elected by a majority of votes represented at an annual meeting.
•To conform to Georgia law, the Amended Bylaws remove references in the previous bylaws to the Board of Directors’ ability to remove directors.
•The Amended Bylaws permit the Board of Directors to fill vacancies on the Board of Directors until the next annual meeting of shareholders. The previous bylaws did not address the filling of vacancies on the Board, though Georgia law permitted the Board of Directors to take such action.
•The Amended Bylaws provide that directors may participate in meetings of the Board by remote communication. The previous bylaws did not address remote participation in meetings.

Officer Matters

•The Amended Bylaws conform officer titles and descriptions to those currently used by the Company.
•The Amended Bylaws permit the Chief Executive Officer to appoint certain non-executive officer positions.

Other Matters

•As permitted by Georgia law, the Amended Bylaws restrict access to certain records of the Company to those shareholders owning two percent (2%) or more of the outstanding shares of the Company. The previous bylaws allowed the Board of Directors to set rules and regulations related to inspection of books and records.
•Consistent with Georgia law, record dates of determination of shareholders entitled to notice or payment of dividends shall be not more than 70 days and, in the case of notice of a shareholders’ meeting, not less than ten days. The previous bylaws required record dates of not more than 50 days and not less than 20 days.
•The Amended Bylaws clarify and update provisions related to evidence of ownership of the Company’s shares.

The summary of Amended Bylaws above is not intended to be complete and is qualified in its entirety by the Amended Bylaws filed herewith as Exhibit 3.1 and incorporated herein by reference.

Item 9.01(d) Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Bylaws of Colony Bankcorp, Inc., adopted on September 17, 2020

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: September 18, 2020	By:	/s/ Tracie Youngblood
Tracie Youngblood
Executive Vice President and Chief Financial Officer